Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Alan Siemek
Chief Financial Officer
402-421-0499
asiemek@nebook.com
NBC Acquisition Corp. Reports Another Record Fiscal Year
Lincoln, Neb., June 23, 2008 – NBC Acquisition Corp., the parent company of Nebraska Book Company Inc., today announced results for its fiscal year ended March 31, 2008. For the fiscal year, consolidated revenues were a record $581.2 million, up $36.8 million from $544.4 million in the fiscal year ended March 31, 2007. Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) for the 2008 fiscal year were a record $69.9 million, up $1.8 million from $68.1 million in the prior fiscal year. After adding back the non-cash charges related to the Company’s stock compensation plans, EBITDA was $71.0 million. Net income was down slightly to $7.2 million as increased depreciation, amortization and net interest expense offset the increase in EBITDA.
Mark Oppegard, President and CEO, Nebraska Book Company said, “We are pleased with our fiscal 2008 results as we continue to grow and invest in our future. Competition for student transactions continues but we believe we are well positioned to meet that challenge.”
The Company’s record revenues included $454.4 million from the College Bookstore division (up 8.6%), $139.7 million from the Textbook division (up 2.9%), and $34.4 million from the Complementary Services division (up 6.7%). Such revenues include inter-company revenues of $47.2 million. Revenues in the College Bookstore division increased due to acquisitions as well as same store sales for the year ended March 31, 2008, which increased 4.0%. Revenues in the Textbook division increased due to price increases and lower returns which were offset partially by a decrease in units sold. Revenues in the Complementary Services division increased primarily due to higher revenues from Specialty Books, Inc. a subsidiary involved in distance education.
Consolidated gross profit was a record $227.1 million for the fiscal year ended March 31, 2008, an increase of $15.1 million or 7.1% over the prior fiscal year. Gross margin was 39.1% for the 2008 fiscal year, a small increase from the prior fiscal year gross margin of 38.9% due primarily to a shift in revenue in the College Bookstore division to higher margin used textbooks and to overall improvements in gross margin in the stores acquired in fiscal 2007 in the acquisition of College Bookstores of America. Total operating expenses were $174.8 million in fiscal 2008, an increase of $15.4 million over the prior fiscal year of $159.4 million. The increase in operating expenses was primarily due to continued growth of the Company, especially in the College Bookstore division, which prompted an increase of $4.3 million in commission expense, $3.1 million in rent, $2.5 million in shipping expense and $2.0 million in personnel costs. Depreciation and amortization also accounted for $2.1 million of the increase in operating expenses. The increased commission and shipping expenses were primarily due to increased College Bookstore division sales on the Internet involving third party websites.
Net interest expense was $40.5 million, an increase of $1.5 million compared to the prior fiscal year. The increase was primarily due to increased interest on the Senior Discount Notes and lower interest income.
EBITDA (excluding corporate costs) for each of the Company’s operating divisions in fiscal year 2008 was $45.9 million in the College Bookstore division, an increase of $1.4 million or 3.2% over the prior fiscal year, $33.7 million in the Textbook division, an increase of $1.5 million or 4.7% over the prior fiscal year, and $1.5 million in the Complementary Services division, a decrease of $1.2 million compared to the prior fiscal year primarily due to lower results in the systems group.
At March 31, 2008, the Company was operating 260 locations around the country. The Company announced that during the 4th quarter of the fiscal year and subsequent to year end it had acquired or agreed to contract manage bookstores at 11 more locations across the country with revenues expected to be approximately $20 million on a full year basis. The Company also indicated that during the 4th quarter and subsequent to year end it has lost or resigned from 5 contract managed locations, with revenues of approximately $5.6 million in fiscal 2008.

NBC ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	March 31, 2008	March 31, 2007
REVENUES, net of returns	$581,247,786	$544,427,964

COSTS OF SALES (exclusive of depreciation shown below)	354,139,474	332,443,991

Gross profit	227,108,312	211,983,973

OPERATING EXPENSES:
Selling, general and administrative	157,193,426	143,095,625
Depreciation	7,208,504	5,915,758
Amortization	10,443,335	9,613,598
Closure of California warehouse	(36,057)	774,475

	174,809,208	159,399,456

INCOME FROM OPERATIONS	52,299,104	52,584,517

OTHER EXPENSES (INCOME):
Interest expense	41,659,028	40,410,094
Interest income	(1,332,497)	(1,643,598)
Loss on derivative financial instrument	198,000	225,000

	40,524,531	38,991,496

INCOME BEFORE INCOME TAXES	11,774,573	13,593,021

INCOME TAX EXPENSE	4,558,122	5,699,634

NET INCOME	$7,216,451	$7,893,387

SELECTED BALANCE SHEET DATA:	March 31, 2008	March 31, 2007
Cash & cash equivalents	$29,326,456	$32,982,876
Receivables	57,396,508	54,949,070
Inventories	99,011,087	94,548,706
Identifiable intangibles, net of amortization	134,809,217	139,824,716
Goodwill	320,367,273	311,606,364
Total assets	703,364,398	697,004,762
Total long-term debt	447,433,833	441,903,377
Stockholders’ equity	146,170,805	140,244,878

EBITDA for the years ended March 31, 2008 and 2007 and the corresponding change in EBITDA were as follows:

	Year Ended	Year Ended	Change
	March 31, 2008	March 31, 2007	Amount	Percentage
Bookstore Division	$45,941,624	$44,511,202	$1,430,422	3.2%
Textbook Division	33,731,382	32,210,010	1,521,372	4.7%
Complementary Services Division	1,558,414	2,716,144	(1,157,730)	-42.6%
Corporate administration	(11,280,477)	(11,323,483)	43,006	0.4%

	$69,950,943	$68,113,873	$1,837,070	2.7%

As the Company is highly-leveraged and its equity is not publicly-traded, it believes that a non-GAAP financial measure, EBITDA, is useful in measuring its liquidity and provides additional information for determining its ability to meet debt service requirements. The Senior Subordinated Notes, Senior Discount Notes, and Senior Credit Facility also utilize EBITDA, as defined in those agreements, for certain financial covenants. EBITDA does not represent and should not be considered as an alternative to net cash flows from operating activities as determined by GAAP, and EBITDA does not necessarily indicate whether cash flows will be sufficient for cash requirements. Items excluded from EBITDA, such as interest, taxes, depreciation and amortization, are significant components in understanding and assessing the Company’s financial performance. EBITDA measures presented here may not be comparable to similarly titled measures presented by other companies.
The following presentation reconciles EBITDA with net cash flows from operating activities and also sets forth net cash flows from investing and financing activities:

	Year Ended	Year Ended
	March 31, 2008	March 31, 2007
EBITDA	$69,950,943	$68,113,873

Adjustments to reconcile EBITDA to net cash flows from operating activities:
Share-based compensation	1,040,599	996,957
Interest income	1,332,497	1,643,598
Provision for losses on receivables	468,007	834,442
Cash paid for interest	(31,755,319)	(31,388,513)
Cash paid for income taxes	(13,030,853)	(6,551,344)
(Gain) Loss on disposal of assets	284,891	(575)

Changes in operating assets and liabilities, net of effect of acquisitions	(7,190,132)	(6,132,260)

Net Cash Flows from Operating Activities	$21,100,633	$27,516,178

Net Cash Flows from Investing Activities	$(22,179,160)	$(32,808,754)

Net Cash Flows from Financing Activities	$(2,577,893)	$4,892,730

Please note that this press release, including the reconciliation of the differences between net cash flows and EBITDA can also be found on the “Financial Information” page of the Company’s corporate web site at http://www.nebook.com/our_company/financial.asp.
NBC Acquisition Corp.’s financial results conference call will be Tuesday, June 24th at 9:00 a.m. central time (10:00 a.m. eastern). Participants will be Mark Oppegard, President and Chief Executive Officer, Barry Major, Chief Operating Officer, and Alan Siemek, Chief Financial Officer.
The call can be accessed by calling 888 428-4472. A replay of the call will be available from 11:00 a.m. central time on June 24th, 2008 until 11:59 p.m. central time on July 1st, 2008 by calling 800 475-6701 in the U.S. The access code is 930818.
About Nebraska Book Company
Nebraska Book Company began in 1915 with a single bookstore near the University of Nebraska campus but now serves more than 2.1 million students through its network of over 260 stores located across the country. Our Textbook Division serves more than 2,500 bookstores through the sale of over seven million textbooks, and our Complementary Services Division has installed more than 1,600 technology platforms and e-commerce sites. Additional information about Nebraska Book Company can be found at the company’s website: www.nebook.com.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of the Company and statements preceded by, followed by or that include the words “may,” “believes,” “expects,” “anticipates,” or the negation thereof, or similar expressions, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). All statements which address operating performance, events or developments that are expected or anticipated to occur in the future, including statements relating to volume and revenue growth, earnings per share or EBITDA growth or statements expressing general optimism or pessimism about future results of operation, are forward-looking statements within the meaning of the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause the actual performance or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Several important factors could affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such factors include, but are not limited to, the following: increased competition from other companies that target the Company’s markets; increased competition from alternative media and alternative sources of textbooks for students, including digital or other educational content sold directly to students; increased competition for the purchase and sale of used textbooks from student to student transactions; the Company’s inability to successfully acquire or contract-manage additional bookstores or to integrate those additional stores; the Company’s inability to cost-effectively maintain or increase the number of contract-managed stores; the Company’s inability to purchase a sufficient supply of used textbooks; changes in pricing of new and/or used textbooks; changes in publisher practices regarding new editions and materials packaged with new textbooks; the loss or retirement of key members of management; the impact of seasonality of the wholesale and bookstore operations; increases in the Company’s cost of borrowing or the Company’s inability to renew or raise additional debt or raise additional equity capital; changes in general economic conditions and/or in the markets in which the Company competes or may, from time to time, compete; and other risks detailed in the Company’s Securities and Exchange Commission filings, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.